Exhibit 99.4

Selected Financial Data

Danaher Corporation and Tektronix, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On November 16, 2007, Danaher Corporation (Danaher or the Company) acquired a majority of the outstanding shares of Tektronix, Inc. (Tektronix) and on November 21, 2007, acquired all of the remaining outstanding shares of Tektronix, in each case for $38 per share. Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, consumer electronics, and education industries – as well as military/aerospace, semiconductor, and a broad range of other industries worldwide. Danaher paid total consideration of approximately $2.8 billion for the Tektronix shares, including transaction costs and net of cash and cash equivalents acquired.

The Company initially financed the acquisition of Tektronix through the issuance of commercial paper, as discussed in more detail below, and from available cash (including proceeds from the public offering of 6,900,000 shares of Danaher common stock completed on November 2, 2007). The Tektronix acquisition resulted in the recognition of a preliminary estimate of goodwill of approximately $1.9 billion primarily related to Tektronix’ future earnings and cash flow potential and the world-wide leadership position of Tektronix in many of its served markets.

On November 13, 2007, the Company and certain of its subsidiaries entered into a $1.9 billion revolving bridge loan facility. Together with the Company’s pre-existing $1.5 billion credit facility, this increased the Company’s aggregate credit facilities to $3.4 billion. Concurrent with entering into the revolving bridge loan facility, the Company increased the size of its U.S. commercial paper program such that the principal amount of outstanding unsecured commercial paper notes under the Company’s global commercial paper program may not exceed $3.4 billion. The Company funded the purchase price of the Tektronix acquisition, in part, with proceeds from the issuance of commercial paper under this program. Subsequent to the acquisition of Tektronix, on December 11, 2007, the Company issued $500,000,000 aggregate principal amount of 5.625% senior notes due 2018 in a public offering and used the net proceeds from the offering to repay a portion of the commercial paper issued to finance the Tektronix acquisition. As a result of the notes offering the Company reduced the size of the revolving bridge loan facility to $1 billion.

The unaudited pro forma condensed combined financial information reflecting the combination of Danaher and Tektronix is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Danaher treated as the acquirer. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the merger.

In the unaudited pro forma condensed combined balance sheet, Danaher’s cost to acquire Tektronix has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary internal valuation estimate of their respective fair values as of the date of the acquisition. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Danaher with the assistance, in some cases, of outside valuation specialists. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined statements of earnings include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

The unaudited pro forma condensed combined statements of earnings do not reflect nonrecurring charges resulting from the merger. The majority of nonrecurring charges resulting from the merger are comprised of costs associated with the acceleration of stock options under the Tektronix option program and certain investment banker, legal and fairness opinion costs incurred by Tektronix associated with the transaction.

Danaher and Tektronix management have performed an initial review of their respective accounting policies and have preliminarily determined that conforming Tektronix’ policies to Danaher’s policies creates no significant differences that impact the unaudited pro forma condensed combined financial statements other than 1) the timing of the adoption of SFAS 123 (r), Accounting for Stock-Based Compensation, in the quarter-ended August 26, 2006 by Tektronix; and 2) the application of Danaher’s policy related to the dollar threshold to be applied in the capitalization of property and equipment assets acquired. An appropriate pro forma adjustment has been made to conform Tektronix’ adoption of SFAS 123 (r) with Danaher’s adoption effective January 1, 2006 as well as to conform Tektronix’ property and equipment asset capitalization policy to that of Danaher. Further review of Tektronix’ accounting policies and financial information may result in required revisions to Tektronix’ policies and classification to conform with Danaher’s.

Danaher has a fiscal year end of December 31, whereas prior to the acquisition, Tektronix had a May fiscal year end. In order to prepare the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2006, Tektronix’ operating results were brought to within 36 days of Danaher’s year-end. The twelve-month period ended November 25, 2006 for Tektronix was derived from their historical audited financial statements as of and for the year ended May 27, 2006, deducting the six-month period ending November 26, 2005 included in their historical unaudited financial statements and adding the six-month period ending November 25, 2006 included in their historical unaudited financial statements. In order to prepare the unaudited pro forma condensed combined statement of earnings for the nine month period ended September 28, 2007, Tektronix’ operating results were brought to within 27 days of Danaher’s most recent unaudited interim period.

The nine-month period ended September 1, 2007 for Tektronix was derived from their historical audited financial statements as of and for the year ended May 26, 2007, deducting the six-month period ended November 25, 2006 included in their historical unaudited financial statements and adding the three-month period ending September 1, 2007.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 28, 2007

(in thousands)

	Danaher (a) 9/28/07	Tektronix (b), (c) 9/1/07	Pro Forma Adjustments		Pro Forma Combined
Current Assets:
Cash and equivalents	$209,281	$453,986	$(625,980)	(d) (e) (f) (g)	$37,287
Trade accounts receivable, net	1,826,709	156,261	—		1,982,970
Inventories:
Finished goods	466,891	93,796	20,174	(h)	580,861
Work in process	198,608	21,559	—		220,167
Raw material and supplies	415,333	51,361	—		466,694

Total inventories	1,080,832	166,716	20,174		1,267,722
Prepaid expenses and other current assets	269,231	95,914	(18,538)	(l)	346,607

Total current assets	3,386,053	872,877	(624,344)		3,634,586
Property, plant and equipment, net of accumulated depreciation	902,411	128,955	56,863	(i) (j)	1,088,229
Other assets	305,630	219,911	(61,480)	(g) (k) (l)	464,061
Goodwill	7,336,697	329,045	1,640,265	(m)	9,306,007
Other intangible assets, net	1,844,247	62,902	717,499	(n)	2,624,648

Total assets	$13,775,038	$1,613,690	$1,728,803		$17,117,531

Current Liabilities:
Notes payable and current portion of long term debt	$20,360	$—	$—		$20,360
Trade accounts payable	1,016,023	29,625	—		1,045,648
Accrued expenses and other liabilities	1,056,035	212,098	(106,350)	(k) (l) (o) (p)	1,161,783

Total current liabilities	2,092,418	241,723	(106,350)		2,227,791
Other liabilities	1,702,423	142,020	265,100	(k) (l) (o) (p)	2,109,543
Long-term debt	1,926,846	345,000	1,905,000	(g) (f)	4,176,846
Stockholders’ equity:
Common stock	3,450	546,415	(546,346)	(e) (q)	3,519
Additional paid-in capital	1,125,985	—	549,931	(e)	1,675,916
Accumulated other comprehensive income (loss)	413,845	(87,850)	87,850	(k) (q)	413,845
Retained earnings	6,510,071	426,382	(426,382)	(q)	6,510,071

Total stockholders’ equity	8,053,351	884,947	(334,947)		8,603,351
Total liabilities and stockholders’ equity	$13,775,038	$1,613,690	$1,728,803		$17,117,531

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

FROM CONTINUING OPERATIONS

For the Year Ended December 31, 2006

(in thousands, except per share data)

	Danaher (a)	Tektronix (b), (c)	Pro Forma Adjustments		Pro Forma Combined
Sales	$9,466,056	$1,092,316	$—		$10,558,372
Operating costs and expenses:
Cost of sales	5,268,996	436,410	(4,285)	(d) (e) (f)	5,701,121
Selling, general and administrative expenses	2,713,229	534,528	15,799	(d) (e) (f) (g)	3,263,556
Other expense (income), net	(16,379)	—	—		(16,379)

Total operating expenses	7,965,846	970,938	11,514		8,948,298

Operating income	1,500,210	121,378	(11,514)		1,610,074
Interest expense	(79,375)	(422)	(124,400)	(h)	(204,197)
Interest Income	8,008	16,538	—		24,546

Earnings before income taxes from Continuing Operations	1,428,843	137,494	(135,914)		1,430,423
Income taxes	319,637	40,938	(47,570)	(i)	313,005

Net earnings from Continuing Operations	$1,109,206	$96,556	$(88,344)		$1,117,418

Earnings Per Share from Continuing Operations:
Basic net earnings per share	$3.60				$3.55
Diluted net earnings per share	$3.44				$3.39
Average common stock and common stock equivalent shares outstanding
Basic	307,984		6,900	(j)	314,884
Diluted	325,251		6,900	(j)	332,151

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

FROM CONTINUING OPERATIONS

For the Nine Months Ended September 28, 2007

(in thousands, except per share data)

	Danaher (a)	Tektronix (b), (c)	Pro Forma Adjustments		Pro Forma Combined
Sales	$7,884,740	$855,764	$—		$8,740,504
Operating costs and expenses:
Cost of sales	4,294,375	350,335	(3,947)	(d) (e) (f)	4,640,763
Selling, general and administrative expenses	1,943,919	282,524	3,942	(d) (e) (f)	2,230,385
Research and development expenses	384,842	149,171	—		534,013
Other expense (income), net	(14,335)	—	—		(14,335)

Total operating expenses	6,608,801	782,030	(5)		7,390,826

Operating income	1,275,939	73,734	5		1,349,678
Interest expense	(76,909)	(1,799)	(86,700)	(h)	(165,408)
Interest Income	3,357	13,249	(978)	(k)	15,628

Earnings before income taxes from Continuing Operations	1,202,387	85,184	(87,673)		1,199,898
Income taxes	308,614	17,567	(30,686)	(i)	295,495

Net earnings from Continuing Operations	$893,773	$67,617	$(56,987)		$904,403

Earnings Per Share from Continuing Operations:
Basic net earnings per share	$2.88				$2.86
Diluted net earnings per share	$2.75				$2.71
Average common stock and common stock equivalent shares outstanding
Basic	309,821		6,900	(j)	316,721
Diluted	327,941		6,900	(j)	334,841

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On November 21, 2007 Danaher completed its acquisition of all the issued and outstanding shares of Tektronix. The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

Under the purchase method of accounting, the total estimated purchase price is allocated to Tektronix’ net tangible and intangible assets based on their estimated fair values as of November 21, 2007, the effective date of the merger. The table below represents a preliminary allocation of purchase price based on management’s internal evaluation to estimate their respective fair values, as described in the introduction to these unaudited pro forma condensed combined financial statements (in thousands):

Accounts receivable	$149,315
Inventory	191,855
Property, plant and equipment	185,567
Goodwill	1,916,329
Other intangible assets, primarily tradenames, customer relationships and patents	720,000
In-process research and development	60,400
Accounts payable	(35,919)
Other assets and liabilities, net	(404,657)

Net cash consideration	$2,782,890

Upon completion of the fair value assessment, Danaher anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

Of the total purchase price, $412.0 million has been allocated to definite-lived intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of earnings. Definite-lived intangible assets of $412.0 million consist of the value assigned to Tektronix’ customer relationships of $238.0 million and developed and core technology of $174.0 million.

The preliminary allocation of the other intangible assets included in these pro-forma financial statements is as follows:

Description	Estimated Fair Value (in thousands)	Estimated Average Remaining Useful Life
Proprietary technology	$174,000	6 to 9 years
Customer relationships	238,000	9 years
Tradename	308,000	Indefinite

The value assigned to Tektronix’ customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 13% was deemed appropriate for valuing the existing customer base. Customer relationships are not deductible for tax purposes.

The value assigned to Tektronix’ developed and core technology was determined by discounting the estimated future cash flows associated with the existing developed and core technologies to their present value. Developed and core technology, which comprise products that have reached technological feasibility, includes products in Tektronix’ product line. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Tektronix and its competitors. The rates utilized to discount the net cash flows of developed and core technology to their present value are based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. A discount rate of 13% was deemed appropriate for valuing developed and core technology.

The acquired intangible assets related to the Tektronix acquisition will result in the following approximate annual amortization expense ($ in thousands):

2007	$5,813
2008	46,500
2009	46,500
2010	46,500
2011	46,500
Thereafter	220,187

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Tektronix’ net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain of Tektronix’ amounts to conform to Danaher’s presentation.

The unaudited pro forma condensed consolidated financial statements do not include adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (“EITF 95-3”), “Recognition of Liabilities in Connection with a Purchase Business Combination.” Management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for severance or relocation costs, or other costs associated with exiting activities of Tektronix that may affect amounts in the unaudited pro forma condensed consolidated financial statements.

Danaher has not identified any material preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred prior to the acquisition date and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

a)	Represents Danaher’s historical consolidated statement of position as of September 28, 2007.

b)	Represents Tektronix’ historical consolidated statement of position as of September 1, 2007.

c)	Certain reclassifications have been made to the historical presentation of Tektronix to conform to the presentation used in the unaudited pro forma condensed combined balance sheet of Danaher.

d)	Adjustment to reflect the cash paid to Tektronix shareholders, and other transaction related costs, of approximately $3.1 billion.

e)	Adjustment to reflect $550.0 million net proceeds from the issuance of 6,900,000 shares of Danaher common stock to partially fund the acquisition of Tektronix.

f)	Adjustment to reflect $500.0 million proceeds from the issuance of 5.625% senior notes due 2018 and $1.75 billion commercial paper to partially fund the acquisition of Tektronix.

g)	Adjustment to reflect payoff of Tektronix senior convertible notes (the “Notes”) of approximately $367.4 million, including a $22.4 million make whole payment due to the Note holders as a result of “fundamental change” provision included in the indenture governing the Notes. Adjustment does not reflect any amounts associated with unwinding Tektronix’ bond related hedges that are currently being valued.

h)	Adjustment of $20.2 million to reflect the estimated fair value of inventories acquired.

i)	Adjustment of $65.9 million to record certain real estate assets at estimated fair value.

j)	Adjustment of $9.1 million to conform Tektronix’ capitalization policy for plant and equipment to the capitalization policy for plant and equipment applied by Danaher.

k)	Adjustments to record fair value of pension plans, including removal of unamortized accumulated unrecognized losses.

l)	To record the tax effects of the various purchase accounting entries recorded as a result of the acquisition.

m)	Adjustment to reflect the estimated fair value of goodwill based on net assets acquired as if the acquisition occurred on September 28, 2007. The difference of $53.0 million between the amount recorded on a pro forma basis and the actual preliminary balance as of the acquisition date, excluding the elimination of existing Tektronix goodwill, is the result of changes in the net assets of Tektronix between September 1, 2007 and November 21, 2007.

n)	Adjustment of approximately $717.5 million to record identifiable intangible assets at estimated fair value. Included in this amount is approximately $60.4 million associated with acquired in-process research and development activities that will be charged to expense in the first reporting period subsequent to the acquisition of Tektronix.

o)	Adjustment to reflect the estimated fair value of Tektronix’ assumed legal performance obligations under its software maintenance and other support contracts and to eliminate Tektronix’ deferred revenue that does not represent a legal performance obligation of the combined company. No adjustments were made to the pro forma statement of earnings related to this pro forma balance sheet adjustment.

p)	Adjustments to reflect the estimated fair value of certain liabilities.

q)	Adjustment to reflect the elimination of Tektronix shareholder equity accounts.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of earnings are as follows:

a)	Represents Danaher’s historical consolidated statement of earnings for the year ended December 31, 2006 and the nine months ended September 28, 2007.

b)	Represents Tektronix’ historical consolidated statement of income for the twelve-month period ended November 25, 2006 and the nine-month period November 26, 2006 to September 1, 2007.

c)	Certain reclassifications have been made to the historical presentation of Tektronix’ historical consolidated statement of income for the twelve-month period ended November 25, 2006 and the nine-month period November 26, 2006 to September 1, 2007 to conform to the presentation used in the unaudited pro forma condensed combined statement of earnings.

d)	Adjustment reflecting a reduction in depreciation of $1.9 million and $1.2 million for the year ended December 31, 2006 and the nine months ended September 28, 2007, respectively, reflecting the net impact of fair value adjustments in property, plant and equipment and modifications of the remaining useful lives of certain real estate assets.

e)	Adjustment to reflect estimated additional intangible asset amortization expense of $22.0 million and $15.2 million for the year ended December 31, 2006 and the nine months ended September 28, 2007, respectively, resulting from the fair value adjustments to Tektronix’ intangible assets.

f)	Adjustment to reflect reduction in pension related costs of approximately $18.6 million and $14.0 million for the year ended December 31, 2006 and the nine months ended September 28, 2007, respectively, attributable to the impact of the fair value adjustment to Tektronix’ pension and other postretirement benefit obligations.

g)	Adjustment to record an additional $10.0 million of stock option expense related to Tektronix for the period November 28, 2005 to May 27, 2006. Tektronix adopted the provisions of SFAS 123(r) on May 28, 2006. Danaher adopted the provisions of SFAS 123(r) on January 1, 2006.

h)	Adjustment to reflect additional interest expense of $124.4 million and $86.7 million for the year ended December 31, 2006 and the nine months ended September 28, 2007, respectively, related to the $500 million 5.625% senior notes due 2018 and approximately $1.75 billion commercial paper to partially fund the acquisition of Tektronix. Estimated interest expense related to the commercial paper borrowings was derived based on estimated average prevailing rates of 5.5% and 5.0% for the year ended December 31, 2006 and the nine months ended September 28, 2006, respectively.

i)	Adjustment to apply the estimated statutory rate of the Company (35%) to the pretax earnings / (loss) of the pro forma adjustments for the year ended December 31, 2006 and the nine months ended September 28, 2007.

j)	Adjustment to common stock shares outstanding to reflect the issuance of additional equity to partially fund the acquisition. Refer pro forma balance sheet adjustment note e) for additional details.

k)	Adjustment to reflect reduction of interest income of approximately $1.0 million earned on cash proceeds from Tektronix’ $345.0 million principal senior convertible notes issued in June 2007.

Note 3. Non-recurring items

In connection with the Company’s acquisition of Tektronix, the Company will incur certain non-recurring charges within the 12 month period following the acquisition that have not been included in the pro forma condensed combined statement of earnings for the year and nine month periods ended December 31, 2006 and September 28, 2007, respectively. These include approximately $60.4 million expense related to related to the fair value of in-process research and development activities acquired, approximately $20.2 million ($12.9 million, after tax) expense associated with recording acquired inventory at fair value and approximately $33.2 million ($21.3 million, after tax) reduction in future revenue associated with recording the fair value of acquired deferred revenue.

Non-recurring charges resulting from the acquisition that are not included in the pro forma condensed combined statement of earnings and that will not have a future impact on the combined Danaher and Tektronix future results include the following (in thousands):

Stock option accelerated vesting expense	$47,223
Investment Banker Fees	31,079
Professional Fees	12,490

$90,792